Exhibit 99.1

NEW SOURCE ENERGY CORPORATION

REVISED SEC NON-ESCALATED ANALYSIS

ESTIMATED RESERVES

AND

INCOME

AS OF DECEMBER 31, 2011

RALPH E. DAVIS ASSOCIATES, INC.

HOUSTON, TEXAS

NEW SOURCE ENERGY CORPORATION

TABLE OF CONTENTS

ENGINEERING LETTER:

            RESERVE DEFINITIONS

ECONOMIC SUMMARY ANALYSES

QUALIFICATIONS OF TECHNICAL PERSONNEL

March 20, 2012

New Source Energy Corporation

914 N. Broadway

Suite 230

Oklahoma City, Oklahoma 73102

Attn: Mr. Kristian Kos

Re: Oil, Natural Gas and Natural Gas Liquids

Revised SEC Non-Escalated Analysis

As of December 31, 2011

Gentlemen:

At the request of New Source Energy Corporation (“New Source”), the firm of Ralph E. Davis Associates Inc. (“Davis”) has prepared an evaluation of the oil, natural gas and natural gas liquid reserves on leaseholds in which New Source has certain interests. This report presents a revision to an earlier Davis report due to a change in interest ownership as reported by New Source. The purpose of this report is to present a summary of the Proved Developed Producing and Undeveloped reserves that in our opinion meet the criteria for proved reserve volumes in keeping with the directives of the Securities and Exchange Commission as detailed later in this report.

Davis has evaluated 100% of New Source’s proved developed and undeveloped properties, all of which are located in the State of Oklahoma in the United States. We have prepared these estimates of the reserves, future production and income attributable to the subject interests with an effective date of December 31, 2011.

The reserves associated with this review have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Part 210—Form and Content of and Requirements for Financial Statements, Securities Act of 1933, Securities Exchange Act of 1934, Public Utility Holding Company Act of 1935, Investment Company Act of 1940, Investment Advisers Act of 1940, and Energy Policy and Conservation Act of 1975, under Rules of General Application § 210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975. A summation of these definitions is included as a portion of this letter.

We have also estimated the future net revenue and discounted present value associated with these reserves as of December 31, 2011, utilizing a scenario of non-escalated product prices as well as non-escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.

Oil, Natural Gas and Natural Gas Liquids SEC Non-Escalated Analysis As of December 31, 2011	March 20, 2012 Page 2

The results of our study related to our estimate of the Total Proved Reserves attributable to New Source and remaining to be produced as of December 31, 2011 are as follows:

Non Escalated Pricing Scenario

Estimated Reserves and Future Net

Income Net to New Source Energy

Corporation

As of December 31, 2011

	000000000	000000000	000000000	000000000	000000000
	Estimated Net Reserves			Estimated Future Net Income ($1000)
Reserve Category	Oil MBbls	NGL MBbls	Sales Gas MMCF	Undiscounted Discounted@ 10%
TOTAL PROVED RESERVES
Producing	285.7	5,575.6	12,671.6	$218,128.6	$149,199.1
Undeveloped	911.6	8,196.3	40,258.2	$376,868.0	$178,938.3
Shut-In	0.0	0.0	0.0	$0.0	$0.0

TOTAL PROVED	1,197.3	13,771.9	52,929.8	$594,996.5	$328,137.5

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

A summary presentation for the proved reserves by specific reserve category is included in the tables following this letter. Two presentations are presented for each reserve category and for total proved reserves in order to state both the produced gas volumes and the sales gas volumes as presented by the software.

DISCUSSION:

The scope of this study was to review basic information compiled by New Source and prepare estimates of the proved reserves attributable to the interests of New Source. Reserve estimates were prepared by Davis using acceptable evaluation principles for each source and were based in large part on the basic information supplied by New Source.

The quantities presented herein are estimated reserves of oil, natural gas and natural gas liquids that geologic and engineering data demonstrate can be recovered from known reservoirs under current economic conditions with reasonable certainty. Proved undeveloped locations are scheduled to be drilled such that the investment cost will be fully recovered prior to expiration of the term of the subject concession in which the undeveloped reserves have been identified.

This evaluation has been prepared in accordance with the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” as proclaimed by the Society of Petroleum Engineers, the SPE Standards.

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Oil, Natural Gas and Natural Gas Liquids SEC Non-Escalated Analysis As of December 31, 2011	March 20, 2012 Page 3

DATA SOURCE

Basic well and field data used in the preparation of this report were furnished by New Source or were obtained from commercial sources or from Davis’ own database of information. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, reservoir pressure and/or production history, the existence of contractual obligations to others and similar matters were accepted as presented.

Additionally, the analyses of these properties utilized not only the basic data on the subject wells but also data on analogous properties as provided. Well logs, ownership interest, revenues received from the sale of products and operating costs were furnished by New Source. No physical inspection of the properties was made nor any well tests conducted.

Operating cost data were provided by New Source and were utilized to estimate the direct cost of operation for each property or producing unit. New Source costs of operation are charged against a producing unit or group of wells in addition to those individual well costs that may be scheduled for an area. Development costs for new wells to be drilled, wells to be worked over to return intervals to production, and anticipated costs to provide for significant field operation and facility changes were provided by New Source and are reported to be based upon recent field activity.

RESERVE ESTIMATES

The estimate of reserves included in this report is based primarily upon production history or analogy with wells in the area producing from the same or similar formations. In addition to individual well production history, geological and well test information, when available, were utilized in the evaluation. Individual well production histories were evaluated utilizing decline curve analysis on the individual producing properties, and forecast until an anticipated economic limit. Geologic and seismic data were reviewed with New Source personnel to establish reasonableness to the interpretations and a consistent basis for the volumetric estimates of hydrocarbons originally in place in each of the respective field areas.

Estimates of reserves to be recovered from undrilled locations are based upon not only the ultimate reserve of existing New Source wells, but also completions by other operators in the area of interest. In certain situations studies by Davis of analogous completions have resulted in the development of an average completion than can be anticipated for a specific area, as well as a production profile that recovers the estimated ultimate reserve. This methodology has been utilized in this evaluation.

Additional development potential was based upon geological interpretations and seismic indications of individual structures. Well spacing was based upon historical activity in the same reservoirs in nearby fields. In all cases, proved undeveloped locations were limited to a direct offset to a proved developed producing well or successful well test in the same reservoir.

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Oil, Natural Gas and Natural Gas Liquids SEC Non-Escalated Analysis As of December 31, 2011	March 20, 2012 Page 4

The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. It should be noted that all reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends primarily on the amount of reliable geological and engineering data available at the time of the estimate and the interpretation of these data. The reserves have been determined using methods and procedures widely accepted within the industry and are believed to be appropriate for the purposes of this report. In our opinion, we used all methods and procedures necessary under the circumstances to prepare this report.

PRODUCING RATES

For the purpose of this report, estimated reserves are scheduled for recovery primarily on the basis of actual producing rates or appropriate well test information. They were prepared giving consideration to engineering and geological data such as reservoir pressure, anticipated producing mechanisms, the number and types of completions, as well as past performance of analogous reservoirs.

These and other future rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein. Scheduled dates of future well completions may vary from that provided by New Source due to changes in market demand or the availability of materials and/or capital; however, the timing of the wells and their estimated rates of production are reasonable and consistent with established performance to date.

PRICING PROVISIONS

Prices utilized in the evaluation results presented in the letter portion of this report and summarized in the various tables included in this evaluation were furnished by New Source. Prices received for products sold, adjustments due to the BTU content of the gas, shrinkage for transportation, measuring or the removal of liquids, the liquid yield from gas processed, etc., were accepted as presented.

The unit price used throughout this report for crude oil, condensate and natural gas is based upon the appropriate price in effect on the first trading day of each month during calendar year 2011 and averaged for the year.

Crude Oil, Condensate and/or Natural Gas Liquids – The unit price used throughout this report for crude oil and condensate is based upon the average of prices for 2011 as indicated above. An average crude oil price of $96.19 per barrel represents the effective average crude oil price utilized in the evaluation. A pricing differential of -3.37% from this posted price was utilized to account for location and grade of crude based upon historical sales information. This scheduled price for 2012 was held flat throughout the remaining producing life of the properties. Prices for the liquid reserves scheduled for initial production at some future date were estimated using this same price. Natural Gas Liquids were priced at fifty-two percent (52.0%) of the existing oil and condensate price for all properties in the evaluation.

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Oil, Natural Gas and Natural Gas Liquids SEC Non-Escalated Analysis As of December 31, 2011	March 20, 2012 Page 5

Natural Gas – The unit price used throughout this report for natural gas is based upon the average of prices for 2011 as indicated above. An average gas price of $4.12 per MMBTU represents the effective average natural gas price utilized in the evaluation. Pricing adjustments ranging from -2.9% to -6.9% of this posted price were utilized to account for variations in the location and heating value of the gas based on historical sales information. The scheduled price for 2012 was held flat throughout the remaining producing life of the properties. Prices for natural gas reserves scheduled for initial production at some future date were estimated using this same price.

FUTURE NET INCOME

Future net income is based upon gross income from future production, less direct operating expenses and applicable production taxes. Estimated future capital for development was also deducted from gross income at the time it will be expended. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Direct lease operating expense includes direct cost of operations of each lease or an estimated value for future operations based upon analogous properties. Lease operating expenses were held flat throughout the producing life of the properties. Neither the cost to abandon onshore properties nor the salvage value of equipment was considered in this report.

Future net income has been discounted for present worth at values ranging from 0 to 100 percent using continuous discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.

GENERAL

New Source Energy Corporation has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this audit. The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.

No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any interest in New Source Energy Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves. The technical persons responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the SPE standards.

This report has been prepared for public disclosure by New Source Energy Corporation in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Oil, Natural Gas and Natural Gas Liquids SEC Non-Escalated Analysis As of December 31, 2011	March 20, 2012 Page 6

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please feel free to contact us if we can be of further service.

We appreciate the opportunity to be of service to you in this matter and will be glad to address any questions or inquiries you may have.

Very truly yours, RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen C. Barron

Allen C. Barron, P. E.
President

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

SECURITIES AND EXCHANGE COMMISSION

DEFINITIONS OF RESERVES

The following information is taken from the United States Securities and Exchange Commission:

PART 210—FORM AND CONTENT OF AND REQUIREMENTS FOR FINANCIAL STATEMENTS, SECURITIES ACT OF 1933, SECURITIES EXCHANGE ACT OF 1934, PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, INVESTMENT COMPANY ACT OF 1940, INVESTMENT ADVISERS ACT OF 1940, AND ENERGY POLICY AND CONSERVATION ACT OF 1975

Rules of General Application

§ 210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975.

Reserves

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Proved Oil and Gas Reserves

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

Securities and Exchange Commission	Page 8
§ 210.4-10 Definitions (of Reserves)
Modified, Effective 2009 for Filings of 12/31/2009 and Thereafter

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Probable Reserves

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

Possible Reserves

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less

Securities and Exchange Commission	Page 9
§ 210.4-10 Definitions (of Reserves)
Modified, Effective 2009 for Filings of 12/31/2009 and Thereafter

than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi) Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

Developed Oil and Gas Reserves

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped Oil and Gas Reserves

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

Additional Definitions:

Deterministic Estimate

The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

Probabilistic Estimate

The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Reasonable Certainty

If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be

achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

Date : 03/21/2012	8:21:43PM	ECONOMIC SUMMARY PROJECTION		Grand Total

Project Name :	SEC FINANCIALS 12/31/11	As Of Date :	01/01/2012
Partner :	NEW SOURCE ENERGY CORP	Discount Rate (%) :	10.00
Case Type :	GRAND TOTAL CASE	Custom Selectionc

Cum Oil (Mbbl) :	2,030.87
Cum Gas (MMcf) :	135,703.15
Cum NGL (Mbbl) :	370.13

Year	Gross Oil (Mbbl)	Gross Gas (MMcf)	Gross NGL (Mbbl)	Net Oil (Mbbl)	Net Gas (MMcf)	Net NGL (Mbbl)	Oil Price ($/bbl)	Gas Price ($/Mcf)	NGL Price ($/bbl)	Total Revenue (M$)
2012	407.64	25,268.84	3,538.96	113.16	7,128.35	833.60	92.95	0.00	48.33	66,959.53
2013	921.60	47,041.87	6,091.60	209.03	10,393.55	1,240.27	92.95	0.00	48.33	105,775.61
2014	1,252.66	71,463.54	8,528.19	238.95	11,720.49	1,383.03	92.95	0.00	48.33	118,716.88
2015	1,004.90	77,706.51	9,496.29	178.91	10,834.20	1,319.45	92.95	0.00	48.33	107,434.63
2016	686.23	64,599.44	8,705.16	125.99	9,113.51	1,185.53	92.95	0.00	48.33	90,719.23
2017	420.58	47,030.01	7,203.38	83.36	6,909.42	999.93	92.95	0.00	48.33	71,854.65
2018	265.72	34,289.61	5,981.27	57.23	5,237.48	846.16	92.95	0.00	48.33	57,781.39
2019	177.07	26,489.16	5,162.62	41.36	4,170.92	737.23	92.95	0.00	48.33	48,394.10
2020	124.68	21,366.33	4,584.99	31.21	3,438.39	655.64	92.95	0.00	48.33	41,716.09
2021	92.61	17,605.88	4,085.33	24.30	2,876.08	579.22	92.95	0.00	48.33	36,074.66
2022	72.32	14,835.36	3,684.57	19.53	2,443.19	513.83	92.95	0.00	48.33	31,476.83
2023	58.19	12,707.55	3,341.26	16.03	2,106.72	457.85	92.95	0.00	48.33	27,717.44
2024	47.30	11,057.94	3,023.08	13.33	1,844.66	410.43	92.95	0.00	48.33	24,623.49
2025	38.84	9,601.09	2,689.51	10.85	1,605.92	363.75	92.95	0.00	48.33	21,660.07
2026	31.88	8,379.29	2,384.24	8.76	1,404.95	321.55	92.95	0.00	48.33	19,010.61

Rem	91.85	54,371.12	16,069.32	25.32	8,118.37	1,924.38	92.95	0.00	48.33	110,029.14
Total	5,694.08	543,813.55	94,569.76	1,197.32	89,346.21	13,771.85	92.95	0.00	48.33	979,944.34

Ult	7,724.95	679,516.69	94,939.90

Year	Well Count	Net Tax Production (M$)	Net Tax AdValorem (M$)	Net Investment (M$)	Net Lease Costs (M$)	Net Well Costs (M$)	Other Costs (M$)	Net Profits (M$)	Annual Cash Flow (M$)	Cum Disc. Cash Flow (M$)
2012	292.00	1,809.65	0.00	53,754.71	3,908.37	0.00	3,383.16	0.00	4,103.65	3,721.31
2013	420.00	2,577.34	0.00	59,521.97	4,887.18	0.00	4,841.08	0.00	33,948.03	33,239.43
2014	519.00	4,487.82	0.00	28,423.16	5,731.48	0.00	5,174.97	0.00	74,899.44	92,191.05
2015	543.00	4,448.30	0.00	18,716.01	5,962.09	0.00	4,102.74	0.00	74,205.48	145,450.48
2016	545.00	4,151.92	0.00	3,864.89	6,019.93	0.00	3,058.17	0.00	73,624.33	193,562.51
2017	538.00	3,871.28	0.00	2,734.09	5,911.21	0.00	2,144.61	0.00	57,193.47	227,563.80
2018	530.00	3,594.08	0.00	2,772.38	5,819.75	0.00	1,592.34	0.00	44,002.84	251,353.02
2019	523.00	3,278.90	0.00	2,608.30	5,752.67	0.00	1,226.86	0.00	35,527.37	268,817.04
2020	514.00	2,961.85	0.00	2,414.51	5,631.43	0.00	971.59	0.00	29,736.72	282,106.52
2021	504.00	2,565.02	0.00	2,161.32	5,449.34	0.00	776.50	0.00	25,122.47	292,313.80
2022	491.00	2,238.11	0.00	2,057.36	5,260.57	0.00	623.22	0.00	21,297.56	300,183.81
2023	484.00	1,970.90	0.00	1,908.12	5,112.79	0.00	517.92	0.00	18,207.71	306,302.19
2024	477.00	1,750.90	0.00	1,669.79	5,006.07	0.00	436.95	0.00	15,759.78	311,116.75
2025	465.00	1,540.31	0.00	1,565.12	4,796.25	0.00	366.19	0.00	13,392.19	314,837.97
2026	450.00	1,352.81	0.00	0.00	4,566.38	0.00	308.18	0.00	12,783.24	318,051.63

Rem.		7,840.92	0.00	0.00	39,865.13	0.00	1,130.81	0.00	61,192.28	10,085.81
Total		50,440.12	0.00	184,171.74	119,680.64	0.00	30,655.30	0.00	594,996.54	328,137.45

		Present Worth Profile (M$)
		PW	10.00	% :	328,137.45
Disc. Initial Invest. (M$) :	148,819.407	PW	15.00	% :	261,622.36
ROInvestment (disc/undisc) :	3.20 / 4.24	PW	20.00	% :	214,810.51
Years to Payout :	2.32	PW	30.00	% :	154,045.49
Internal ROR (%) :	>1000	PW	40.00	% :	116,981.02
		PW	50.00	% :	92,450.47

TRC Eco DetailedNGL.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 3/21/2012	8:22:24PM	ECONOMIC SUMMARY PROJECTION		Grand Total

Project Name :	SEC FINANCIALS 12/31/11	As Of Date :	01/01/2012
Partner :	NEW SOURCE ENERGY CORP	Discount Rate (%) :	10.00
Case Type :	GRAND TOTAL CASE	Custom Selection

Cum Sales Gas (MMcf	16,704.60
Cum Sales Gas (MMcf	16,704.60

Year	Gross Sales Gas (MMcf)	Gross Sales Gas (MMcf)	Net Sales Gas (MMcf)	Net Sales Gas (MMcf)	Sales Gas Price ($/Mcf)	Sales Gas Price ($/Mcf)	Sales Gas Revenue (M$)	Sales Gas Revenue (M$)	Misc. Revenue (M$)
2012	14,098.24	0.00	4,210.95	0.00	3.84	0.00	16,150.28	0.00	50,809.25
2013	30,123.15	0.00	6,883.07	0.00	3.84	0.00	26,398.70	0.00	79,376.92
2014	46,587.98	0.00	7,733.08	0.00	3.84	0.00	29,658.74	0.00	89,058.13
2015	49,887.77	0.00	7,047.79	0.00	3.84	0.00	27,030.46	0.00	80,404.17
2016	39,720.95	0.00	5,659.83	0.00	3.84	0.00	21,707.20	0.00	69,012.03
2017	27,880.90	0.00	4,113.21	0.00	3.84	0.00	15,775.44	0.00	56,079.20
2018	19,710.55	0.00	3,014.92	0.00	3.84	0.00	11,563.13	0.00	46,218.26
2019	14,752.32	0.00	2,324.78	0.00	3.84	0.00	8,916.23	0.00	39,477.87
2020	11,522.32	0.00	1,857.87	0.00	3.84	0.00	7,125.52	0.00	34,590.57
2021	9,222.90	0.00	1,517.53	0.00	3.84	0.00	5,820.19	0.00	30,254.48
2022	7,545.82	0.00	1,258.28	0.00	3.84	0.00	4,825.91	0.00	26,650.92
2023	6,303.53	0.00	1,068.29	0.00	3.84	0.00	4,097.24	0.00	23,620.20
2024	5,389.05	0.00	924.79	0.00	3.84	0.00	3,546.84	0.00	21,076.65
2025	4,636.02	0.00	800.45	0.00	3.84	0.00	3,069.98	0.00	18,590.09
2026	3,998.52	0.00	692.02	0.00	3.84	0.00	2,654.09	0.00	16,356.51

Rem	24,412.96	0.00	3,822.93	0.00	3.84	0.00	14,662.11	0.00	95,367.02
Total	315,792.97	0.00	52,929.79	0.00	3.84	0.00	203,002.05	0.00	776,942.28

Ult	332,497.57	16,704.60

Year	Well Count	Net Tax Production (M$)	Net Tax AdValorem (M$)	Net Investment (M$)	Net Lease Costs (M$)	Net Well Costs (M$)	Other Costs (M$)	Net Profits (M$)	Annual Cash Flow (M$)	Cum Disc. Cash Flow (M$)
2012	292.00	1,809.65	0.00	53,754.71	3,908.37	0.00	3,383.16	0.00	4,103.65	3,721.31
2013	420.00	2,577.34	0.00	59,521.97	4,887.18	0.00	4,841.08	0.00	33,948.03	33,239.43
2014	519.00	4,487.82	0.00	28,423.16	5,731.48	0.00	5,174.97	0.00	74,899.44	92,191.05
2015	543.00	4,448.30	0.00	18,716.01	5,962.09	0.00	4,102.74	0.00	74,205.48	145,450.48
2016	545.00	4,151.92	0.00	3,864.89	6,019.93	0.00	3,058.17	0.00	73,624.33	193,562.51
2017	538.00	3,871.28	0.00	2,734.09	5,911.21	0.00	2,144.61	0.00	57,193.47	227,563.80
2018	530.00	3,594.08	0.00	2,772.38	5,819.75	0.00	1,592.34	0.00	44,002.84	251,353.02
2019	523.00	3,278.90	0.00	2,608.30	5,752.67	0.00	1,226.86	0.00	35,527.37	268,817.04
2020	514.00	2,961.85	0.00	2,414.51	5,631.43	0.00	971.59	0.00	29,736.72	282,106.52
2021	504.00	2,565.02	0.00	2,161.32	5,449.34	0.00	776.50	0.00	25,122.47	292,313.80
2022	491.00	2,238.11	0.00	2,057.36	5,260.57	0.00	623.22	0.00	21,297.56	300,183.81
2023	484.00	1,970.90	0.00	1,908.12	5,112.79	0.00	517.92	0.00	18,207.71	306,302.19
2024	477.00	1,750.90	0.00	1,669.79	5,006.07	0.00	436.95	0.00	15,759.78	311,116.75
2025	465.00	1,540.31	0.00	1,565.12	4,796.25	0.00	366.19	0.00	13,392.19	314,837.97
2026	450.00	1,352.81	0.00	0.00	4,566.38	0.00	308.18	0.00	12,783.24	318,051.63

Rem.		7,840.92	0.00	0.00	39,865.13	0.00	1,130.81	0.00	61,192.28	10,085.81
Total		50,440.12	0.00	184,171.74	119,680.64	0.00	30,655.30	0.00	594,996.54	328,137.45

		Present Worth Profile (M$)
		PW 10.00	% :	328,137.45
Eco. Indicators		PW 15.00	% :	261,622.36
Dsc. Initial Invest. (M$) :	148,819.41	PW 20.00	% :	214,810.51
ROInvestment (disc/undisc) :	3.20 / 4.24	PW 30.00	% :	154,045.49
Years to Payout :	2.32	PW 40.00	% :	116,981.02
Internal ROR (%) :	>1000	PW 50.00	% :	92,450.47

TRC Eco DetailedUserDef.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 03/21/2012	8:21:43PM	ECONOMIC SUMMARY PROJECTION		Total Proved Producing

Project Name :	SEC FINANCIALS 12/31/11	As Of Date :	01/01/2012
Partner :	NEW SOURCE ENERGY CORP	Discount Rate (%) :	10.00
Case Type :	REPORT BREAK SUB-TOTAL CASE	Custom Selection

Cum Oil (Mbbl) :	1,921.69
Cum Gas (MMcf):	117,564.38	Proved Producing Rsv Class & Category
Cum NGL (Mbbl) :	135.56

	Gross	Gross	Gross	Net	Net	Net	Oil	Gas	NGL	Total
Year	Oil	Gas	NGL	Oil	Gas	NGL	Price	Price	Price	Revenue
	(Mbbl)	(MMcf)	(Mbbl)	(Mbbl)	(MMcf)	(Mbbl)	($/bbl)	($/Mcf)	($/bbl)	(M$)
2012	223.90	19,029.97	3,106.40	66.23	5,448.68	736.59	92.95	0.00	48.33	52,413.49
2013	157.96	14,503.76	3,169.65	47.82	4,147.95	750.30	92.95	0.00	48.33	48,530.38
2014	112.59	10,310.19	2,520.63	34.65	2,982.12	600.76	92.95	0.00	48.33	37,670.89
2015	84.23	7,840.18	2,035.11	26.27	2,275.49	485.32	92.95	0.00	48.33	29,881.70
2016	65.37	6,279.04	1,685.86	20.60	1,826.78	401.79	92.95	0.00	48.33	24,453.35
2017	51.47	5,147.23	1,414.39	16.33	1,499.60	337.25	92.95	0.00	48.33	20,330.07
2018	41.12	4,323.60	1,213.65	13.17	1,262.05	289.73	92.95	0.00	48.33	17,311.39
2019	34.19	3,705.65	1,056.28	11.00	1,082.98	252.29	92.95	0.00	48.33	14,981.27
2020	28.36	3,214.19	927.38	9.21	940.36	221.57	92.95	0.00	48.33	13,076.31
2021	23.66	2,775.30	811.74	7.73	812.53	193.97	92.95	0.00	48.33	11,381.81
2022	20.17	2,402.92	709.07	6.58	699.48	168.46	92.95	0.00	48.33	9,827.07
2023	17.45	2,100.06	617.76	5.68	610.41	146.38	92.95	0.00	48.33	8,537.32
2024	15.12	1,854.74	546.15	4.94	541.16	129.55	92.95	0.00	48.33	7,546.17
2025	12.61	1,608.86	475.09	3.95	468.72	112.56	92.95	0.00	48.33	6,522.77
2026	10.10	1,391.54	409.76	3.00	405.87	97.29	92.95	0.00	48.33	5,598.76

Rem	28.96	9,083.13	2,678.79	8.59	2,711.10	651.81	92.95	0.00	48.33	36,588.48
Total	927.26	95,570.36	23,377.71	285.74	27,715.29	5,575.60	92.95	0.00	48.33	344,651.23

Ult	2,848.95	213,134.74	23,513.27

	Well	Net Tax	Net Tax	Net	Net	Net	Other	Net	Annual	Cum Disc.
Year	Count	Production	AdValorem	Investment	Lease Costs	Well Costs	Costs	Profits	Cash Flow	Cash Flow
		(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2012	214.00	1,669.99	0.00	1,463.58	3,558.12	0.00	1,780.13	0.00	43,941.67	41,753.48
2013	213.00	1,929.42	0.00	6,920.38	3,539.36	0.00	1,095.32	0.00	35,045.88	72,341.94
2014	211.00	1,887.37	0.00	3,144.91	3,504.98	0.00	734.29	0.00	28,399.35	94,869.75
2015	208.00	1,924.21	0.00	4,444.51	3,448.53	0.00	521.87	0.00	19,542.57	108,967.19
2016	204.00	1,749.35	0.00	3,187.58	3,386.29	0.00	393.76	0.00	15,736.37	119,313.78
2017	197.00	1,454.67	0.00	2,734.09	3,274.00	0.00	303.93	0.00	12,563.38	126,829.25
2018	189.00	1,239.02	0.00	2,772.38	3,182.54	0.00	242.98	0.00	9,874.48	132,212.53
2019	182.00	1,072.57	0.00	2,608.30	3,115.46	0.00	198.87	0.00	7,986.07	136,177.52
2020	173.00	936.12	0.00	2,414.51	2,994.21	0.00	164.65	0.00	6,566.83	139,146.15
2021	163.00	814.69	0.00	2,161.32	2,812.13	0.00	132.78	0.00	5,460.90	141,392.43
2022	150.00	703.48	0.00	2,057.36	2,623.36	0.00	99.46	0.00	4,343.41	143,022.09
2023	143.00	611.32	0.00	1,908.12	2,475.57	0.00	84.80	0.00	3,457.50	144,204.71
2024	136.00	540.39	0.00	1,669.79	2,368.85	0.00	73.10	0.00	2,894.04	145,105.60
2025	125.00	467.24	0.00	1,565.12	2,168.53	0.00	58.82	0.00	2,263.05	145,749.35
2026	113.00	401.24	0.00	0.00	1,959.51	0.00	48.00	0.00	3,190.01	146,551.29

Rem.		2,630.30	0.00	0.00	16,858.71	0.00	236.38	0.00	16,863.09	2,647.84
Total		20,031.37	0.00	39,051.96	61,270.15	0.00	6,169.15	0.00	218,128.59	149,199.12

		Present Worth Profile (M$)
		PW	10.00	% :	149,199.12
Disc. Initial Invest. (M$) :	22,828.752	PW	15.00	% :	130,923.29
ROInvestment (disc/undisc) :	7.54 / 6.62	PW	20.00	% :	117,397.77
Years to Payout :	0.87	PW	30.00	% :	98,492.15
Internal ROR (%) :	>1000	PW	40.00	% :	85,753.08
		PW	50.00	% :	76,506.86

TRC Eco DetailedNGL.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 3/21/2012	8:22:24PM	ECONOMIC SUMMARY PROJECTION		Total Proved Producing

Project Name :	SEC FINANCIALS 12/31/11	As Of Date :	1/1/2012
Partner :	NEW SOURCE ENERGY CORP	Discount Rate (%) :	10.00
Case Type :	REPORT BREAK SUB-TOTAL CASE	Custom Selection

		Proved Producing Rsv Class & Category
Cum Sales Gas (MMcf	13,052.28
Cum Sales Gas (MMcf	13,052.28

	Gross	Gross	Net	Net	Sales Gas	Sales Gas	Sales Gas	Sales Gas	Misc.
Year	Sales Gas	Sales Gas	Sales Gas	Sales Gas	Price	Price	Revenue	Revenue	Revenue
	(MMcf)	(MMcf)	(MMcf)	(MMcf)	($/Mcf)	($/Mcf)	(M$)	(M$)	(M$)
2012	9,346.44	0.00	2,778.17	0.00	3.84	0.00	10,655.12	0.00	41,758.37
2013	6,835.42	0.00	2,039.03	0.00	3.84	0.00	7,820.31	0.00	40,710.07
2014	4,691.14	0.00	1,411.42	0.00	3.84	0.00	5,413.24	0.00	32,257.66
2015	3,454.04	0.00	1,038.38	0.00	3.84	0.00	3,982.52	0.00	25,899.18
2016	2,707.60	0.00	813.14	0.00	3.84	0.00	3,118.65	0.00	21,334.70
2017	2,184.47	0.00	654.93	0.00	3.84	0.00	2,511.85	0.00	17,818.21
2018	1,813.74	0.00	543.35	0.00	3.84	0.00	2,083.92	0.00	15,227.47
2019	1,536.54	0.00	460.09	0.00	3.84	0.00	1,764.58	0.00	13,216.69
2020	1,316.87	0.00	393.84	0.00	3.84	0.00	1,510.49	0.00	11,565.82
2021	1,123.94	0.00	335.84	0.00	3.84	0.00	1,288.07	0.00	10,093.74
2022	949.74	0.00	279.83	0.00	3.84	0.00	1,073.22	0.00	8,753.86
2023	828.72	0.00	243.46	0.00	3.84	0.00	933.76	0.00	7,603.56
2024	732.18	0.00	215.18	0.00	3.84	0.00	825.29	0.00	6,720.88
2025	636.16	0.00	186.55	0.00	3.84	0.00	715.46	0.00	5,807.31
2026	548.32	0.00	161.05	0.00	3.84	0.00	617.66	0.00	4,981.10

Rem	3,762.99	0.00	1,117.37	0.00	3.84	0.00	4,285.44	0.00	32,303.04
Total	42,468.30	0.00	12,671.63	0.00	3.84	0.00	48,599.59	0.00	296,051.64

Ult	55,520.58	13,052.28

		Net Tax	Net Tax	Net	Net	Net	Other	Net	Annual	Cum Disc.
	Well	Production	AdValorem	Investment	Lease Costs	Well Costs	Costs	Profits	Cash Flow	Cash Flow
Year	Count	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2012	214.00	1,669.99	0.00	1,463.58	3,558.12	0.00	1,780.13	0.00	43,941.67	41,753.48
2013	213.00	1,929.42	0.00	6,920.38	3,539.36	0.00	1,095.32	0.00	35,045.88	72,341.94
2014	211.00	1,887.37	0.00	3,144.91	3,504.98	0.00	734.29	0.00	28,399.35	94,869.75
2015	208.00	1,924.21	0.00	4,444.51	3,448.53	0.00	521.87	0.00	19,542.57	108,967.19
2016	204.00	1,749.35	0.00	3,187.58	3,386.29	0.00	393.76	0.00	15,736.37	119,313.78
2017	197.00	1,454.67	0.00	2,734.09	3,274.00	0.00	303.93	0.00	12,563.38	126,829.25
2018	189.00	1,239.02	0.00	2,772.38	3,182.54	0.00	242.98	0.00	9,874.48	132,212.53
2019	182.00	1,072.57	0.00	2,608.30	3,115.46	0.00	198.87	0.00	7,986.07	136,177.52
2020	173.00	936.12	0.00	2,414.51	2,994.21	0.00	164.65	0.00	6,566.83	139,146.15
2021	163.00	814.69	0.00	2,161.32	2,812.13	0.00	132.78	0.00	5,460.90	141,392.43
2022	150.00	703.48	0.00	2,057.36	2,623.36	0.00	99.46	0.00	4,343.41	143,022.09
2023	143.00	611.32	0.00	1,908.12	2,475.57	0.00	84.80	0.00	3,457.50	144,204.71
2024	136.00	540.39	0.00	1,669.79	2,368.85	0.00	73.10	0.00	2,894.04	145,105.60
2025	125.00	467.24	0.00	1,565.12	2,168.53	0.00	58.82	0.00	2,263.05	145,749.35
2026	113.00	401.24	0.00	0.00	1,959.51	0.00	48.00	0.00	3,190.01	146,551.29

Rem.		2,630.30	0.00	0.00	16,858.71	0.00	236.38	0.00	16,863.09	2,647.84
Total		20,031.37	0.00	39,051.96	61,270.15	0.00	6,169.15	0.00	218,128.59	149,199.12

		Present Worth Profile (M$)
		PW 10.00	% :	149,199.12
Eco. Indicators		PW 15.00	% :	130,923.29
Dsc. Initial Invest. (M$) :	22,828.75	PW 20.00	% :	117,397.77
ROInvestment (disc/undisc) :	7.54 /6.62	PW 30.00	% :	98,492.15
Years to Payout :	0.87	PW 40.00	% :	85,753.08
Internal ROR (%) :	>1000	PW 50.00	% :	76,506.86

TRC Eco DetailedUserDef.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 03/21/2012	8:21:43PM	ECONOMIC SUMMARY PROJECTION		Total Proved Undevloped

Project Name :	SEC FINANCIALS 12/31/11	As Of Date :	01/01/2012
Partner :	NEW SOURCE ENERGY CORP	Discount Rate (%) :	10.00
Case Type :	REPORT BREAK SUB-TOTAL CASE	Custom Selection

Cum Oil (Mbbl) :	0.00
Cum Gas (MMcf) :	0.00	Proved Undeveloped Rsv Class & Category
Cum NGL (Mbbl) :	0.00

Year	Gross Oil (Mbbl)	Gross Gas (MMcf)	Gross NGL (Mbbl)	Net Oil (Mbbl)	Net Gas (MMcf)	Net NGL (Mbbl)	Oil Price ($/bbl)	Gas Price ($/Mcf)	NGL Price ($/bbl)	Total Revenue (M$)
2012	183.75	6,238.88	432.56	46.93	1,679.66	97.01	92.95	0.00	48.33	14,546.04
2013	763.64	32,538.11	2,921.94	161.21	6,245.60	489.98	92.95	0.00	48.33	57,245.24
2014	1,140.07	61,153.35	6,007.56	204.30	8,738.37	782.27	92.95	0.00	48.33	81,045.99
2015	920.67	69,866.33	7,461.18	152.64	8,558.71	834.13	92.95	0.00	48.33	77,552.93
2016	620.86	58,320.41	7,019.30	105.39	7,286.73	783.74	92.95	0.00	48.33	66,265.89
2017	369.10	41,882.77	5,788.99	67.04	5,409.82	662.68	92.95	0.00	48.33	51,524.58
2018	224.59	29,966.01	4,767.61	44.07	3,975.43	556.43	92.95	0.00	48.33	40,470.00
2019	142.88	22,783.51	4,106.34	30.36	3,087.94	484.94	92.95	0.00	48.33	33,412.83
2020	96.32	18,152.14	3,657.61	21.99	2,498.04	434.07	92.95	0.00	48.33	28,639.77
2021	68.95	14,830.58	3,273.59	16.57	2,063.54	385.25	92.95	0.00	48.33	24,692.85
2022	52.15	12,432.44	2,975.50	12.95	1,743.71	345.37	92.95	0.00	48.33	21,649.75
2023	40.74	10,607.49	2,723.51	10.35	1,496.31	311.47	92.95	0.00	48.33	19,180.11
2024	32.19	9,203.19	2,476.94	8.39	1,303.50	280.88	92.95	0.00	48.33	17,077.32
2025	26.23	7,992.23	2,214.43	6.90	1,137.20	251.20	92.95	0.00	48.33	15,137.30
2026	21.78	6,987.75	1,974.47	5.76	999.09	224.27	92.95	0.00	48.33	13,411.85

Rem	62.89	45,287.99	13,390.52	16.73	5,407.27	1,272.56	92.95	0.00	48.33	73,440.65
Total	4,766.82	448,243.19	71,192.06	911.58	61,630.92	8,196.26	92.95	0.00	48.33	635,293.11

Ult	4,766.82	448,243.19	71,192.06

Year	Well Count	Net Tax Production (M$)	Net Tax AdValorem (M$)	Net Investment (M$)	Net Lease Costs (M$)	Net Well Costs (M$)	Other Costs (M$)	Net Profits (M$)	Annual Cash Flow (M$)	Cum Disc. Cash Flow (M$)
2012	78.00	139.65	0.00	52,291.13	350.24	0.00	1,603.04	0.00	-39,838.02	-38,032.17
2013	207.00	647.92	0.00	52,601.59	1,347.82	0.00	3,745.76	0.00	-1,097.85	-39,102.51
2014	308.00	2,600.45	0.00	25,278.26	2,226.50	0.00	4,440.69	0.00	46,500.09	-2,678.69
2015	335.00	2,524.09	0.00	14,271.50	2,513.56	0.00	3,580.87	0.00	54,662.91	36,483.29
2016	341.00	2,402.57	0.00	677.31	2,633.64	0.00	2,664.41	0.00	57,887.96	74,248.73
2017	341.00	2,416.61	0.00	0.00	2,637.22	0.00	1,840.68	0.00	44,630.08	100,734.56
2018	341.00	2,355.07	0.00	0.00	2,637.22	0.00	1,349.36	0.00	34,128.36	119,140.49
2019	341.00	2,206.33	0.00	0.00	2,637.22	0.00	1,027.98	0.00	27,541.30	132,639.53
2020	341.00	2,025.73	0.00	0.00	2,637.22	0.00	806.94	0.00	23,169.89	142,960.37
2021	341.00	1,750.34	0.00	0.00	2,637.22	0.00	643.72	0.00	19,661.58	150,921.37
2022	341.00	1,534.63	0.00	0.00	2,637.22	0.00	523.76	0.00	16,954.15	157,161.72
2023	341.00	1,359.58	0.00	0.00	2,637.22	0.00	433.12	0.00	14,750.20	162,097.48
2024	341.00	1,210.52	0.00	0.00	2,637.22	0.00	363.85	0.00	12,865.74	166,011.14
2025	340.00	1,073.07	0.00	0.00	2,627.72	0.00	307.37	0.00	11,129.13	169,088.62
2026	337.00	951.57	0.00	0.00	2,606.87	0.00	260.18	0.00	9,593.23	171,500.35

Rem.		5,210.61	0.00	0.00	23,006.42	0.00	894.43	0.00	44,329.19	7,437.98
Total		30,408.75	0.00	145,119.78	58,410.49	0.00	24,486.14	0.00	376,867.95	178,938.33

		Present Worth Profile (M$)
		PW	10.00	% :	178,938.33
Disc. Initial Invest. (M$) :	125,990.655	PW	15.00	% :	130,699.07
ROInvestment (disc/undisc) :	2.42 / 3.60	PW	20.00	% :	97,412.74
Years to Payout :	3.13	PW	30.00	% :	55,553.35
Internal ROR (%) :	68.23	PW	40.00	% :	31,227.93
		PW	50.00	% :	15,943.61

TRC Eco DetailedNGL.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 03/21/2012	8:22:24PM	ECONOMIC SUMMARY PROJECTION	Total Proved Undeveloped

Project Name :	SEC FINANCIALS 12/31/11	As Of Date : 1/1/2012
Partner :	NEW SOURCE ENERGY CORP	Discount Rate (%) : 10.00
Case Type :	REPORT BREAK SUB-TOTAL CASE	Custom Selection

		Proved Undeveloped Rsv Class & Category
Cum Sales Gas (MMcf	0.00
Cum Sales Gas (MMcf	0.00

	Gross	Gross	Net	Net	Sales Gas	Sales Gas	Sales Gas	Sales Gas	Misc.
Year	Sales Gas	Sales Gas	Sales Gas	Sales Gas	Price	Price	Revenue	Revenue	Revenue
	(MMcf)	(MMcf)	(MMcf)	(MMcf)	($/Mcf)	($/Mcf)	(M$)	(M$)	(M$)
2012	4,751.79	0.00	1,432.78	0.00	3.84	0.00	5,495.16	0.00	9,050.89
2013	23,287.73	0.00	4,844.04	0.00	3.84	0.00	18,578.39	0.00	38,666.85
2014	41,896.85	0.00	6,321.66	0.00	3.84	0.00	24,245.51	0.00	56,800.48
2015	46,433.73	0.00	6,009.41	0.00	3.84	0.00	23,047.94	0.00	54,504.99
2016	37,013.35	0.00	4,846.69	0.00	3.84	0.00	18,588.56	0.00	47,677.33
2017	25,696.43	0.00	3,458.29	0.00	3.84	0.00	13,263.59	0.00	38,260.99
2018	17,896.81	0.00	2,471.56	0.00	3.84	0.00	9,479.21	0.00	30,990.80
2019	13,215.77	0.00	1,864.69	0.00	3.84	0.00	7,151.65	0.00	26,261.18
2020	10,205.45	0.00	1,464.03	0.00	3.84	0.00	5,615.02	0.00	23,024.75
2021	8,098.95	0.00	1,181.68	0.00	3.84	0.00	4,532.12	0.00	20,160.73
2022	6,596.08	0.00	978.46	0.00	3.84	0.00	3,752.69	0.00	17,897.07
2023	5,474.82	0.00	824.83	0.00	3.84	0.00	3,163.48	0.00	16,016.64
2024	4,656.88	0.00	709.60	0.00	3.84	0.00	2,721.54	0.00	14,355.78
2025	3,999.86	0.00	613.91	0.00	3.84	0.00	2,354.52	0.00	12,782.78
2026	3,450.20	0.00	530.97	0.00	3.84	0.00	2,036.43	0.00	11,375.42

Rem	20,649.97	0.00	2,705.56	0.00	3.84	0.00	10,376.67	0.00	63,063.98
Total	273,324.67	0.00	40,258.17	0.00	3.84	0.00	154,402.46	0.00	480,890.65

Ult	273,324.67	0.00

	Well	Net Tax	Net Tax	Net	Net	Net	Other	Net	Annual	Cum Disc.
Year	Count	Production	AdValorem	Investment	Lease Costs	Well Costs	Costs	Profits	Cash Flow	Cash Flow
		(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2012	78.00	139.65	0.00	52,291.13	350.24	0.00	1,603.04	0.00	-39,838.02	-38,032.17
2013	207.00	647.92	0.00	52,601.59	1,347.82	0.00	3,745.76	0.00	-1,097.85	-39,102.51
2014	308.00	2,600.45	0.00	25,278.26	2,226.50	0.00	4,440.69	0.00	46,500.09	-2,678.69
2015	335.00	2,524.09	0.00	14,271.50	2,513.56	0.00	3,580.87	0.00	54,662.91	36,483.29
2016	341.00	2,402.57	0.00	677.31	2,633.64	0.00	2,664.41	0.00	57,887.96	74,248.73
2017	341.00	2,416.61	0.00	0.00	2,637.22	0.00	1,840.68	0.00	44,630.08	100,734.56
2018	341.00	2,355.07	0.00	0.00	2,637.22	0.00	1,349.36	0.00	34,128.36	119,140.49
2019	341.00	2,206.33	0.00	0.00	2,637.22	0.00	1,027.98	0.00	27,541.30	132,639.53
2020	341.00	2,025.73	0.00	0.00	2,637.22	0.00	806.94	0.00	23,169.89	142,960.37
2021	341.00	1,750.34	0.00	0.00	2,637.22	0.00	643.72	0.00	19,661.58	150,921.37
2022	341.00	1,534.63	0.00	0.00	2,637.22	0.00	523.76	0.00	16,954.15	157,161.72
2023	341.00	1,359.58	0.00	0.00	2,637.22	0.00	433.12	0.00	14,750.20	162,097.48
2024	341.00	1,210.52	0.00	0.00	2,637.22	0.00	363.85	0.00	12,865.74	166,011.14
2025	340.00	1,073.07	0.00	0.00	2,627.72	0.00	307.37	0.00	11,129.13	169,088.62
2026	337.00	951.57	0.00	0.00	2,606.87	0.00	260.18	0.00	9,593.23	171,500.35

Rem.		5,210.61	0.00	0.00	23,006.42	0.00	894.43	0.00	44,329.19	7,437.98
Total		30,408.75	0.00	145,119.78	58,410.49	0.00	24,486.14	0.00	376,867.95	178,938.33

		Present Worth Profile (M$)
		PW 10.00	% :	178,938.33
Eco. Indicators		PW 15.00	% :	130,699.07
Dsc. Initial Invest. (M$) :	125,990.65	PW 20.00	% :	97,412.74
ROInvestment (disc/undisc) :	2.42 / 3.60	PW 30.00	% :	55,553.35
Years to Payout :	3.13	PW 40.00	% :	31,227.93
Internal ROR (%) :	68.23	PW 50.00	% :	15,943.61

TRC Eco DetailedUserDef.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 03/21/2012 8:21:43PM	ECONOMIC SUMMARY PROJECTION	Total Proved Shut-In

Project Name:	SEC FINANCIALS 12/31/11	As Of Date :	01/01/2012
Partner:	NEW SOURCE ENERGY CORP	Discount Rate (%) : 10.00
Case Type:	REPORT BREAK SUB-TOTAL CASE	Custom Selection

Cum Oil (Mbbl) :	109.18
Cum Gas (MMcf) :	18,138.76	Proved Shut-In Rsv Class & Category
Cum NGL (Mbbl) :	234.57

Year	Gross Oil (Mbbl)	Gross Gas (MMcf)	Gross NGL (Mbbl)	Net Oil (Mbbl)	Net Gas (MMcf)	Net NGL (Mbbl)	Oil Price ($/bbl)	Gas Price ($/Mcf)	NGL Price ($/bbl)		Total Revenue (M$)
2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00

Rem	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00

Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00

Ult	109.18	18,138.76	234.57

Year	Well Count	Net Tax Production (M$)	Net Tax AdValorem (M$)	Net Investment (M$)	Net Lease Costs (M$)	Net Well Costs (M$)	Other Costs (M$)	Net Profits (M$)	Annual Cash Flow (M$)		Cum Disc. Cash Flow (M$)
2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00

Rem.		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00
Total		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00

								Present Worth Profile (M$)
			Eco. Indicators					PW	10.00	% :	0.00
			Disc. Initial Invest. (M$) :		0.000			PW	15.00	% :	0.00
			ROInvestment (disc/undisc) :		0.00 / 0.00			PW	20.00	% :	0.00
			Years to Payout :		0.00			PW	30.00	% :	0.00
			Internal ROR (%) :		0.00			PW	40.00	% :	0.00
								PW	50.00	% :	0.00

TRC Eco DetailedNGL.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

Date : 03/21/2012 8:22:24PM
	ECONOMIC SUMMARY PROJECTION		Total Proved Shut-In

Project Name:	SEC FINANCIALS 12/31/11	As Of Date 1/1/2012
Partner:	NEW SOURCE ENERGY CORP	Discount Rate (%) : 10.00
Case Type:	REPORT BREAK SUB-TOTAL CASE	Custom Selection

Cum Sales Gas (MMcf) 3,652.32	Proved Shut-In Rsv Class & Category
Cum Sales NGL (MMcf) 3,652.32

Year	Gross Sales Gas (MMcf)	Gross Sales Gas (MMcf)	Net Sales Gas (MMcf)	Net Sales Gas (MMcf)	Sales Gas Price ($/Mcf)	Sales Gas Price ($/Mcf)	Sales Gas Revenue (M$)	Sales Gas Revenue (M$)	Misc. Revenue (M$)
2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Rem	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Ult	3,652.32	3,652.32

Year	Well Count	Net Tax Production (M$)	Net Tax AdValorem (M$)	Net Investment (M$)	Net Lease Costs (M$)	Net Well Costs (M$)	Other Costs (M$)	Net Profits (M$)	Annual Cash Flow (M$)	Cum Disc. Cash Flow (M$)
2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Rem.		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

		Present Worth Profile (M$)
Eco. Indicators		PW 10.00	% :	0.00
Disc. Initial Invest. (M$) :	0.000	PW 15.00	% :	0.00
ROInvestment (disc/undisc) :	0.00 / 0.00	PW 20.00	% :	0.00
Years to Payout :	0.00	PW 30.00	% :	0.00
Internal ROR (%) :	0.00	PW 40.00	% :	0.00
		PW 50.00	% :	0.00

TRC Eco DetailedUserDef.rpt

Ralph E. Davis Associates, Inc.

Texas Registered Engineering Firm F-1529

CERTIFICATE OF QUALIFICATION

I, Allen C. Barron, of 1717 St. James Place, Suite 460, Houston, Texas 77056 hereby certify:

1.	I am an employee of Ralph E. Davis Associates, Inc., that has prepared an audit and certification of the oil, natural gas and natural gas liquid reserves on specific leaseholds in which New Source Energy Corporation has certain interests. The effective date of this evaluation is December 31, 2011.

2.	I am Licensed Professional Engineer by the State of Texas, P.E. License number 48284.

3.	I attended the University of Houston in Houston, Texas and graduated with a Bachelor of Science Degree in Chemical Engineering with a Petroleum Engineering option in 1968. I have in excess of forty-one years of experience in the Petroleum Industry of which over thirty-three years of experience are in the conduct of evaluation and engineering studies relating to both domestic U.S. oil and gas fields and international energy assets.

4.	I have prepared reserve evaluation studies and reserve audits for public and private companies for the purpose of reserve certification filings in foreign countries, domestic regulatory filings, financial disclosures and corporate strategic planning. I personally supervised and participated in the evaluation of the New Source Energy Corporation properties that are the subject of this report.

5.	I do not have, nor do I expect to receive, any direct or indirect interest in the securities of New Source Energy Corporation or any affiliated organizations.

6.	A personal field inspection of the properties was not made, however, such an inspection was not considered necessary in view of the information available from public information, records and the files of the operator of the properties.

SIGNED: March 20, 2012

/s/ Allen C. Barron
Allen C. Barron, P.E. President Ralph E. Davis Associates, Inc.